NEWS RELEASE                                                EXHIBIT 99.1

CONTACT:

Bob Aronson

Director of Investor Relations

800-579-2302

(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS DECEMBER SALES GAINS

HOUSTON, TX, January 10, 2002 - Stage Stores, Inc. (NASDAQ: STGS) today reported that, on a calendar adjusted basis, comparable store sales for the five week December period ended January 5, 2002 increased 18.1% versus an increase of 3.5% for the five week December period ended January 6, 2001. Comparable store sales comparisons for fiscal December 2001 are impacted by the fact that the week after Thanksgiving fell into the fiscal November period this year while it fell into the fiscal December period last year. Comparable store sales during fiscal December 2001, without adjusting for the post-Thanksgiving week's calendar shift, increased 7.6%. Total sales for the fiscal month of December were $149.3 million this year as compared to $165.4 million for the same period last year. The decrease in total sales reflects both the post-Thanksgiving week's calendar shift and the closure of 127 stores since the end of fiscal December last year associated with the Company's recently completed Chapter 11 reorganization efforts, offset by the increase in this year's comparable store sales during the fiscal month. Actual sales results for the November, December and to-date periods are as follows:

SALES SUMMARY

($ in Millions)

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease) 2001 2000		2001	2000	% Increase (Decrease)
November	25.5%	(0.5)%	$76.9	$73.0	5.3%
December	7.6%	3.7%	149.3	165.4	(9.7)%
4th Quarter-To-Date	13.1%*	2.3%	226.2	238.4	(5.1)%
Year-To-Date	15.6%	(7.8)%	813.1	900.8	(9.7)%

*Due to the calendar shift in the post-Thanksgiving week, it is more meaningful to look at the combined nine week fiscal November and December period rather than each fiscal month individually.

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Stage Stores Reports

December Sales Gains

Page - 2

Commenting on the sales results, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are delighted with our comparable store sales increase. Our performance exceeded our expectations and is particularly gratifying in light of what appears to be both a weak economic environment and a difficult period for apparel sales. This season clearly benefited from our improved merchandise content, appropriate inventory levels and excellent customer-friendly service in our stores. As we look forward into 2002, we are cautiously optimistic about the opportunities that lie ahead for us; however, we believe that our current rate of comparable store sales increases most likely will not continue at the same high rate due to comparisons with the outstanding results we have achieved during 2001."

During the quarter, the Company relocated its store in Round Rock, Texas to a new location.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations regarding the opportunities that lie ahead during 2002 and the rate of improvement in comparable store sales in future periods. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Form 10, as filed with the Securities and Exchange Commission (the "SEC") on October 29, 2001, and other factors as may periodically be described in other Company filings with the SEC.

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